CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock FundsSM of our report dated December 21, 2022, relating to the financial statements and financial highlights, which appears in iShares U.S. Long Credit Bond Index Fund, iShares U.S. Intermediate Credit Bond Index Fund, iShares U.S. Long Government Bond Index Fund, iShares U.S. Intermediate Government Bond Index Fund and iShares U.S. Securitized Bond Index Fund’s Annual Report on Form N-CSR for the year ended October 31, 2022. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 23, 2023